EXHIBIT 11
                             Computation of Per Share Earnings
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


                                                                                 Three Months Ended
                                                                                      March 31,
                                                                                1998             1997

BASIC
         Weighted average shares outstanding                                  12,788,615         5,584,121
         Contingently issuable shares in business combinations                   827,272         3,085,222
                                                                           -------------     -------------
         Number of common shares outstanding                                  13,615,887         8,669,343
                                                                           =============     =============

DILUTED
         Weighted average shares outstanding                                  12,788,615         5,584,121
         Contingently issuable shares in business combinations                   827,272         3,085,222
         Net common shares issuable on exercise of certain stock
              options and warrants (1)                                         2,874,964         2,947,886
         Other dilutive securities                                                -                 -
                                                                           -------------     -------------
         Number of common shares outstanding                                  16,490,851        11,617,229
                                                                           =============     =============
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(1)  Net common  shares  issuable  on  exercise  of certain  stock  options  and warrants is calculated based on the treasury stock method